                               PARKTOWN TOWNHOUSES
                           500 WEST PASADENA BOULEVARD
                                DEER PARK, TEXAS

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                  C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:   PARKTOWN TOWNHOUSES
      500 WEST PASADENA BOULEVARD
      DEER PARK, HARRIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 309 units with a total of 350,583 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 24.9341 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                 ($13,700,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach

July 3, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                              #TX-1323954-G

Report By:
Tiffany B. Roberts
Texas Appraiser Trainee #TX-1329671-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...............................................................      4
Introduction....................................................................      9
Area Analysis...................................................................     11
Market Analysis.................................................................     14
Site Analysis...................................................................     16
Improvement Analysis............................................................     16
Highest and Best Use............................................................     17

                                    VALUATION

Valuation Procedure.............................................................     18
Sales Comparison Approach.......................................................     20
Income Capitalization Approach..................................................     26
Reconciliation and Conclusion...................................................     37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Parktown Townhouses
LOCATION:                         500 West Pasadena Boulevard
                                  Deer Park, Texas

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple Estate

DATE OF VALUE:                    May 14, 2003
DATE OF REPORT:                   July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                           24.9341 acres, or 1,086,129 square feet
  Assessor Parcel No.:            101-529-000-0001; 101-529-000-0002; 101-530-
000-0001; 101-531-000-0001; 101-532-000-0001; 101-532-000-0019
  Floodplain:                     Community Panel No. 48201C0920J (November 6,
                                  1996)
                                  Flood Zone X, an area outside the floodplain.
  Zoning:                         MF-1 (Low Density Multi-family)

BUILDING:
  No. of Units:                   309 Units
  Total NRA:                      350,583 Square Feet
  Average Unit Size:              1,135 Square Feet
  Apartment Density:              12.4 units per acre
  Year Built:                     1969

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                         Market Rent
                         Square      ------------------      Monthly           Annual
      Unit Type           Feet       Per Unit    Per SF       Income           Income
---------------------------------------------------------------------------------------
1A10                        810       $  647      $0.80      $  8,411        $  100,932
2A20                      1,000       $  775      $0.78      $ 72,850        $  874,200
2B20                      1,070       $  749      $0.70      $ 34,454        $  413,448
3A20                      1,231       $  896      $0.73      $128,128        $1,537,536
4A30                      1,600       $1,035      $0.65      $ 13,455        $  161,460
                                                             --------        ----------
                                                  Total      $257,298        $3,087,576
                                                             ========        ==========

OCCUPANCY:                        93%
ECONOMIC LIFE:                    45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

EFFECTIVE AGE:                    34 Years
REMAINING ECONOMIC LIFE:          11 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

  [EXTERIOR - PHASE I PICTURE]                [EXTERIOR - PHASE I PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                      Hold for future multi-family development
  As Improved:                    Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                    Amount                $/Unit
---------------------                                    ------                ------
Potential Rental Income                                  $3,087,576            $9,992
Effective Gross Income                                   $2,866,883            $9,278
Operating Expenses                                       $1,250,250            $4,046            43.6% of EGI
Net Operating Income:                                    $1,508,483            $4,882

Capitalization Rate                                      11.00%
DIRECT CAPITALIZATION VALUE                              $13,700,000 *         $44,337 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                           10 years
2002 Economic Vacancy                                    49%
Stabilized Vacancy & Collection Loss:                    10%
Lease-up / Stabilization Period                          N/A
Terminal Capitalization Rate                             11.50%
Discount Rate                                            12.50%
Selling Costs                                            3.00%
Growth Rates:
  Income                                                 3.00%
  Expenses:                                              3.00%
DISCOUNTED CASH FLOW VALUE                               $13,600,000 *         $44,013 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                   $13,600,000           $44,013 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                     $33,000 to $53,302
  Range of Sales $/Unit (Adjusted)                       $42,900 to $45,307
VALUE INDICATION - PRICE PER UNIT                        $13,400,000 *         $43,366 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                     4.97 to 4.97
  Selected EGIM for Subject                              4.75
  Subject's Projected EGI                                $2,866,883
EGIM ANALYSIS CONCLUSION                                 $13,600,000 *         $44,013 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                         $13,000,000 *         $42,071 / UNIT

RECONCILED SALES COMPARISON VALUE                        $13,200,000           $42,718 / UNIT

--------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $13,400,000
  NOI Per Unit                                            $13,000,000
  EGIM Multiplier                                         $13,600,000
INDICATED VALUE BY SALES COMPARISON                       $13,200,000        $42,718 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $13,700,000
  Discounted Cash Flow Method:                            $13,600,000
INDICATED VALUE BY THE INCOME APPROACH                    $13,600,000        $44,013 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $13,700,000        $44,337 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 500 West Pasadena Boulevard, Deer Park, Harris County, Texas. Deer Park identifies it as 101-529-000-0001; 101-529-000-0002; 101-530-000-0001; 101-531-000-0001; 101-532-000-0001;
101-532-000-0019.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Tiffany B. Roberts on May 14, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Tiffany B. Roberts performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Tiffany B. Roberts have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

       "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:               6 to 12 months
  EXPOSURE PERIOD:                6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP II LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Deer Park, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Luella
West   - Beltway 8
South  - Spencer Road
North  - Green Shadow

MAJOR EMPLOYERS

Major employers in the subject's area include Harris County, the Alief Independent School District, Chevron/Texaco, and the Houston Community College System. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                           NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                               -------------------------------------------
CATEGORY                       1-Mi. RADIUS   3-Mi. RADIUS    5-Mi. RADIUS         MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  15,945         79,076         164,319       4,331,861
5-Year Population                   15,672         83,679         174,018       4,734,261
% Change CY-5Y                        -1.7%           5.8%            5.9%            9.3%
Annual Change CY-5Y                   -0.3%           1.2%            1.2%            1.9%

HOUSEHOLDS
Current Households                   5,458         26,827          55,042       1,511,658
5-Year Projected Households          5,418         28,330          57,740       1,636,192
% Change CY - 5Y                      -0.7%           5.6%            4.9%            8.2%
Annual Change CY-5Y                   -0.1%           1.1%            1.0%            1.6%

INCOME TRENDS
Median Household Income         $   71,205     $   63,026      $   48,609      $   44,047
Per Capita Income               $   25,436     $   21,449      $   19,433      $   22,629
Average Household Income        $   74,624     $   63,539      $   57,870      $   64,844

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS         MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                24.37%            25.78%          31.11%           35.39%
5-Year Projected % Renting             22.23%            24.04%          29.44%           34.24%

% of Households Owning                 72.42%            66.36%          59.97%           53.61%
5-Year Projected % Owning              74.53%            68.54%          62.00%           55.41%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Phase I: Single family residential Phase II: School soccer fields, library

South - Phase I: Single family residential Phase II: Self-storage facility

East - Phase I: Multi-family, skating rink Phase II: Single family residential

West - Phase I: Single family residential Phase II: Commercial

CONCLUSIONS

The subject is well located within the city of Deer Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Deer Park in Harris County. The overall pace of development in the subject's market is more or less decreasing. Presently, there are no planned properties for the subject property's market area during the next four years. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

         Period                              Region                              Submarket
------------------------------------------------------------------------------------------
          4Q01                                 N/A                                  4.3%
          1Q02                                 N/A                                  6.1%
          2Q02                                 N/A                                  7.8%
          3Q02                                 N/A                                  8.8%
          4Q02                                 N/A                                  9.5%
          1Q03                                 N/A                                 10.2%

Source: REIS Houston, Apartment: Pasadena / Deer Park - 1st Quarter 2003
        SubTrend Futures

Occupancy trends in the subject's market are decreasing. Historically, the subject's submarket, when compared to the Houston Metro area, has had a higher vacancy rate. The subject was constructed in 1969. The communities constructed before 1970 have an average vacancy rate of 12.7% within the 1st Quarter 2003. The overall vacancy of the submarket is not expected to improve significantly until 2005.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

         Period                   Region              % Change          Submarket           % Change
----------------------------------------------------------------------------------------------------
          4Q01                     N/A                     -               $550                  -
          1Q02                     N/A                   N/A               $551                0.2%
          2Q02                     N/A                   N/A               $554                0.5%
          3Q02                                                             $559                0.9%
          4Q02                     N/A                   N/A               $565                1.1%
          1Q03                     N/A                   N/A               $559               -1.1%

Source: REIS Houston, Apartment: Pasadena / Deer Park - 1st Quarter 2003
        SubTrend Futures

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                   COMPETITIVE PROPERTIES

No.               Property Name                        Units       Ocpy.    Year Built       Proximity to subject
-----------------------------------------------------------------------------------------------------------------
R-1          San Augustine Apartments and Townhomes     222         97%     1979-1983        1 mile west
R-2          Sandstone Apartments                       696         95%       1979           3 miles south
R-3          Willow Springs Apartments                  252         93%       1983           5 miles southwest
Subject      Parktown Townhouses                        309         93%       1969

According to information obtained by REIS, the current average asking rent within the subject's submarket is $559. The submarket's average effective rent is currently $519 and is not expected to significantly improve until 2004. The subject's pre 1970's category has an average asking rental rate of $541. This is $18 less than the average for the submarket. In terms of annual rental growth rates, the Pasadena / Deer Park submarket has had little growth when compared to the Houston Metro area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                       24.9341 acres, or 1,086,129 square feet
  Shape                           Irregular
  Topography                      Level
  Utilities                       All necessary utilities are available to the
                                  site.
  Soil Conditions                 Stable
  Easements Affecting Site        None other than typical utility easements
  Overall Site Appeal             Average
  Flood Zone:
    Community Panel               48201C0920J, dated November 6, 1996
    Flood Zone                    Zone X
  Zoning                          MF-1, the subject improvements represent a
                                  legal conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                              ----------------------------------------------       TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND           BUILDING           TOTAL           MILL RATE           TAXES
-------------                    ----           --------           -----           ---------         --------
101-529-000-
0001; 101-529-
000-0002; 101-
530-000-0001;                 $2,321,170        $3,440,610        $5,761,780        0.03279           $188,956
101-531-000-
0001; 101-532-
000-0001; 101-
532-000-0019

IMPROVEMENT ANALYSIS

  Year Built                      1969
  Number of Units                 309
  Net Rentable Area               350,583 Square Feet
  Construction:
    Foundation                    Reinforced concrete slab
    Frame                         Heavy or light wood
    Exterior Walls                Brick or masonry
    Roof                          Composition shingle over a wood truss
                                  structure
  Project Amenities               Amenities at the subject include a swimming
                                  pool, sand

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                   volleyball, playground, and parking area.
                                   Individual unit amenities include a cable TV
Unit Amenities                     connection, fenced patios, and washer dryer
                                   connection. Appliances   available   in
                                   each   unit   include   a refrigerator,
                                   stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                                Unit Area
     Unit Type        Number of Units           (Sq. Ft.)
---------------------------------------------------------
1A10                        13                     810
2A20                        94                   1,000
2B20                        46                   1,070
3A20                       143                   1,231
4A30                        13                   1,600

Overall Condition                  Average
Effective Age                      34 years
Economic Life                      45 years
Remaining Economic Life            11 years
Deferred Maintenance               None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 309-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.
\

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                    COMPARABLE                    COMPARABLE
            DESCRIPTION                             SUBJECT                            I - 1                        I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Parktown Townhouses              Southpoint Apartments           The Leeward/Windward
                                                                                                          Apartments

LOCATION:
  Address                                500 West Pasadena Boulevard      12801 Roydon Drive              600 E Medical Center
                                                                                                          Boulevard

  City, State                            Deer Park, Texas                 Houston, Texas                  Webster, Texas
  County                                 Harris                           Harris                          Harris
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                 350,583                          179,470                         437,914
  Year Built                             1969                             1982                            1990
  Number of Units                        309                              244                             530
  Unit Mix:                              Type                    Total     Type                  Total     Type               Total
                                         1A10                     13      1Br/1Ba                  160    1Br/1Ba              348
                                         2A20                     94      2Br/2Ba                   84    2Br/2Ba              182
                                         2B20                     46
                                         3A20                    143
                                         4A30                     13

  Average Unit Size (SF)                 1,135                            736                             826
  Land Area (Acre)                       24.9341                          7.2500                          29.4900
  Density (Units/Acre)                   12.4                             33.7                            18.0
  Parking Ratio (Spaces/Unit)            2.10                             N/A                             1.57
  Parking Type (Gr., Cov., etc.)         Open                             Open                            Open, Covered
CONDITION:                               Average                          Average                         Good
APPEAL:                                  Average                          Average                         Good
AMENITIES:
  Pool/Spa                               Yes/No                           Yes/Yes                         Yes/No
  Gym Room                               No                               No                              Yes
  Laundry Room                           No                               Yes                             Yes
  Secured Parking                        No                               Yes                             Yes
  Sport Courts                           No                               No                              No
  Washer/Dryer Connection                Yes                              Yes                             Yes
  Extra Storage                          Yes                              No                              Yes

OCCUPANCY:                               93%                              N/A                             N/A
TRANSACTION DATA:
  Sale Date                                                               September, 2000                 September, 2001
  Sale Price ($)                                                          $8,052,000                      $28,250,000
  Grantor                                                                 Camden Property Trust           JLP Development Co.

  Grantee                                                                 Alliance GT 5 LP                MBS - The Windward /
                                                                                                          Leewars Ltd.
  Sale Documentation                                                      U624249                         V330224
  Verification                                                            CompsInc.                       CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                                                        Total $    $/Unit    $/SF     Total $    $/Unit   $/SF
  Potential Gross Income                                                  $        0   $    0    $0.00    $     0    $    0   $0.00
  Vacancy/Credit Loss                                                     $        0   $    0    $0.00    $     0    $    0   $0.00
  Effective Gross Income                                                  $1,619,280   $6,636    $9.02    $     0    $    0   $0.00
  Operating Expenses                                                      $  717,880   $2,942    $4.00    $     0    $    0   $0.00
  Net Operating Income                                                    $  901,400   $3,694    $5.02    $     0    $    0   $0.00
NOTES:

  PRICE PER UNIT                                                                       $33,000                       $53,302
  PRICE PER SQUARE FOOT                                                                $ 44.87                       $ 64.51
  EXPENSE RATIO                                                                           44.3%                        N/A
  EGIM                                                                                    4.97                         N/A
  OVERALL CAP RATE                                                                       11.19%                       0.00%
  Cap Rate based on Pro Forma or Actual Income?                                    ACTUAL                        PRO FORMA

                                                    COMPARABLE                        COMPARABLE
            DESCRIPTION                               I - 3                              I - 4
---------------------------------------------------------------------------------------------------------
  Property Name                          Oak Run Manor                       Chauteaux Dijon Apartments

LOCATION:
  Address                                4100 Vista Road                     16201 El Camino Real

  City, State                            Pasadena, Texas                     Houston, Texas
  County                                 Harris                              Harris
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                 127,736                             288,000
  Year Built                             1982                                1968
  Number of Units                        160                                 313
  Unit Mix:                               Type                      Total     Type                  Total
                                         1Br/1Ba                     88      1Br/1Ba                 153
                                         2Br/2Ba                     54      2Br/2Ba                 117
                                         3Br/2Ba                     18      3Br/2Ba                  43

  Average Unit Size (SF)                 798                                 920
  Land Area (Acre)                       6.1300                              8.6100
  Density (Units/Acre)                   26.1                                36.4
  Parking Ratio (Spaces/Unit)            N/A                                 N/A
  Parking Type (Gr., Cov., etc.)         Open                                Open, Covered
CONDITION:                               Average                             Fair
APPEAL:                                  Average                             Fair
AMENITIES:
  Pool/Spa                               Yes/No                              Yes/Yes
  Gym Room                               No                                  No
  Laundry Room                           Yes                                 Yes
  Secured Parking                        Yes                                 Yes
  Sport Courts                           No                                  No
  Washer/Dryer Connection                Yes                                 Yes
  Extra Storage                          No                                  No

OCCUPANCY:                               N/A                                 N/A
TRANSACTION DATA:
  Sale Date                              September, 2001                     May, 2001
  Sale Price ($)                         $5,800,000                          $10,642,000
  Grantor                                Continental Oak Run, Inc.           Chauteaux Dijon - Clear Lake
                                                                             City
  Grantee                                RHP - Opak Run Manor LP             Juniper El Camino Real Ltd.

  Sale Documentation                     V333335                             V054181
  Verification                           CompsInc.                           CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                      Total $      $/Unit       $/SF       Total $   $/Unit     $/SF
  Potential Gross Income                 $      0      $    0       $0.00     $      0   $    0     $0.00
  Vacancy/Credit Loss                    $      0      $    0       $0.00     $      0   $    0     $0.00
  Effective Gross Income                 $      0      $    0       $0.00     $      0   $    0     $0.00
  Operating Expenses                     $      0      $    0       $0.00     $      0   $    0     $0.00
  Net Operating Income                   $812,000      $5,075       $6.36     $957,780   $3,060     $3.33
NOTES:                                   The property is reportedly
                                         infested with termites after the
                                         sale and required pest control.

  PRICE PER UNIT                                       $36,250                           $34,000
  PRICE PER SQUARE FOOT                                $ 45.41                           $ 36.95
  EXPENSE RATIO                                          N/A                               N/A
  EGIM                                                   N/A                               N/A
  OVERALL CAP RATE                                     14.00%                             9.00%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                        ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $33,000 to $53,302 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $42,900 to $45,307 per unit with a mean or average adjusted price of $43,977 per unit. The median adjusted price is $43,850 per unit. Based on the following analysis, we have concluded to a value of $43,500 per unit, which results in an "as is" value of $13,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

SALES ADJUSTMENT GRID

                                                                          COMPARABLE                          COMPARABLE
    DESCRIPTION                             SUBJECT                         I - 1                                I - 2
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Parktown Townhouses    Southpoint Apartments                The Leeward/Windward Apartments

  Address                              500 West Pasadena      12801 Roydon Drive                   600 E Medical Center Boulevard
                                        Boulevard
  City                                 Deer Park, Texas       Houston, Texas                       Webster, Texas
  Sale Date                                                   September, 2000                      September, 2001
  Sale Price ($)                                              $8,052,000                           $28,250,000
  Net Rentable Area (SF)               350,583                179,470                              437,914
  Number of Units                      309                    244                                  530
  Price Per Unit                                              $33,000                              $53,302
  Year Built                           1969                   1982                                 1990
  Land Area (Acre)                     24.9341                7.2500                               29.4900
VALUE ADJUSTMENTS                        DESCRIPTION            DESCRIPTION               ADJ.       DESCRIPTION             ADJ.
  Property Rights Conveyed             Fee Simple Estate      Fee Simple Estate             0%     Fee Simple Estate            0%
  Financing                                                   Cash To Seller                0%     Cash To Seller               0%
  Conditions of Sale                                          Arm's Length                  0%     Arm's Length                 0%
  Date of Sale (Time)                                         09-2000                       0%     09-2001                      0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                     $33,000                             $53,302
  Location                                                    Comparable                    0%     Superior                   -15%
  Number of Units                      309                    244                           0%     530                          0%
  Quality / Appeal                     Very Good/Ren 2002     Inferior                     10%     Comparable                   0%
  Age / Condition                      1969                   1982 / Average               10%     1990 / Good                  0%
  Occupancy at Sale                    93%                    N/A                           0%     N/A                          0%
  Amenities                            Average                Comparable                    0%     Superior                    -5%
  Average Unit Size (SF)               1,135                  736                          10%     826                          5%
PHYSICAL ADJUSTMENT                                                                        30%                                -15%
FINAL ADJUSTED VALUE ($/UNIT)                                           $42,900                             $45,307

                                                   COMPARABLE                COMPARABLE
        DESCRIPTION                                   I - 3                     I - 4
------------------------------------------------------------------------------------------------
  Property Name                        Oak Run Manor                 Chauteaux Dijon Apartments

  Address                              4100 Vista Road               16201 El Camino Real

  City                                 Pasadena, Texas               Houston, Texas
  Sale Date                            September, 2001               May, 2001
  Sale Price ($)                       $5,800,000                    $10,642,000
  Net Rentable Area (SF)               127,736                       288,000
  Number of Units                      160                           313
  Price Per Unit                       $36,250                       $34,000
  Year Built                           1982                          1968
  Land Area (Acre)                     6.1300                        8.6100
VALUE ADJUSTMENTS                        DESCRIPTION          ADJ.     DESCRIPTION          ADJ.
  Property Rights Conveyed             Fee Simple Estate       0%    Fee Simple Estate        0%
  Financing                            Cash To Seller          0%    Cash To Seller           0%
  Conditions of Sale                   Arm's Length            0%    Arm's Length             0%
  Date of Sale (Time)                  09-2001                 0%    05-2001                  0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $36,250                       $34,000
  Location                             Comparable              0%    Comparable               0%
  Number of Units                      160                    -5%    313                      0%
  Quality / Appeal                     Inferior               10%    Inferior                10%
  Age / Condition                      1982 / Average         10%    1968 / Fair             15%
  Occupancy at Sale                    N/A                     0%    N/A                      0%
  Amenities                            Comparable              0%    Comparable               0%
  Average Unit Size (SF)               798                     5%    920                      5%
PHYSICAL ADJUSTMENT                                           20%                            30%
FINAL ADJUSTED VALUE ($/UNIT)                     $43,500                       $44,200

SUMMARY

VALUE RANGE (PER UNIT)                                  $42,900  TO $45,307
MEAN (PER UNIT)                                         $43,977
MEDIAN (PER UNIT)                                       $43,850
VALUE CONCLUSION (PER UNIT)                             $43,500

VALUE INDICATED BY SALES COMPARISON APPROACH            $13,441,500
ROUNDED                                                 $13,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                            NOI PER UNIT COMPARISON

                                  SALE PRICE                   NOI/         SUBJECT NOI
COMPARABLE         NO. OF         ----------                 ----------------------------     ADJUSTMENT    INDICATED
    NO.            UNITS          PRICE/UNIT        OAR      NOI/UNIT      SUBJ. NOI/UNIT       FACTOR      VALUE/UNIT
------------------------------------------------------------------------------------------------------------------------------
   I-1              244           $ 8,052,000      11.19%    $901,400        $1,508,483          1.321        $43,608
                                  $    33,000                $  3,694        $    4,882
   I-2              530           $28,250,000       0.00%                    $1,508,483
                                  $    53,302                                $    4,882
   I-3              160           $ 5,800,000      14.00%    $812,000        $1,508,483          0.962        $34,870
                                  $    36,250                $  5,075        $    4,882
   I-4              313           $10,642,000       9.00%    $957,780        $1,508,483          1.595        $54,242
                                  $    34,000                $  3,060        $    4,882

                                   PRICE/UNIT

 LOW        HIGH     AVERAGE    MEDIAN
$34,870    $54,242   $44,240    $43,608

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                             $    42,000
Number of Units                                              309
Value Based on NOI Analysis                          $12,978,000
                                         Rounded     $13,000,000



The adjusted sales indicate a range of value between $34,870 and $54,242 per unit, with an average of $44,240 per unit. Based on the subject's competitive position within the improved sales, a value of $42,000 per unit is estimated. This indicates an "as is" market value of $13,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                    SALE PRICE
COMPARABLE        NO. OF           -----------            EFFECTIVE          OPERATING                    SUBJECT
    NO.            UNITS            PRICE/UNIT          GROSS INCOME          EXPENSE        OER        PROJECTED OER      EGIM
-------------------------------------------------------------------------------------------------------------------------------
   I-1              244            $ 8,052,000         $  1,619,280          $717,880       44.33%                         4.97
                                   $    33,000
   I-2              530            $28,250,000
                                   $    53,302
                                                                                                            43.61%
   I-3              160            $ 5,800,000
                                   $    36,250
   I-4              313            $10,642,000
                                   $    34,000

                                      EGIM

Low      High       Average        Median
4.97     4.97        4.97           4.97

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                            4.75
                                                  -----------
Subject EGI                                       $ 2,866,883

                                                  -----------
Value Based on EGIM Analysis                      $13,617,696
                                 Rounded          $13,600,000

                     Value Per Unit               $    44,013

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.61% before reserves. Only one comparable sale indicated an expense ratios 44.33%, while its EGIM was 4.97. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $13,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $13,200,000.

Price Per Unit                                          $13,400,000
NOI Per Unit                                            $13,000,000
EGIM Analysis                                           $13,600,000

Sales Comparison Conclusion                             $13,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                      Average
                Unit Area      --------------------
Unit Type       (Sq. Ft.)      Per Unit      Per SF     %Occupied
-----------------------------------------------------------------
  1A10             810           $  631       $0.78       92.3%
  2A20            1000           $  760       $0.76       97.9%
  2B20            1070           $  708       $0.66       95.7%
  3A20            1231           $  862       $0.70       89.5%
  4A30            1600           $1,009       $0.63       92.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                 RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                                          ----------------------------------
                                                             R-1         R-2         R-3
                                                          ----------------------------------
                                                             San
                                                           Augustine                Willow
                                                          Apartments  Sandstone    Springs
                                                             and      Apartments  Apartments
                                                          ----------------------------------
                                                                 COMPARISON TO SUBJECT
                                        SUBJECT  SUBJECT  ----------------------------------
                          SUBJECT UNIT  ACTUAL   ASKING    Slightly
    DESCRIPTION              TYPE        RENT     RENT     Superior    Superior    Superior     MIN        MAX     MEDIAN   AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1A10          $   631  $   659   $    540    $    560    $    545   $    540  $    560  $    545  $   548
Unit Area (SF)                              810      810        690         683         604        604       690       683      659
Monthly Rent Per Sq. Ft.                $  0.78  $  0.81   $   0.78    $   0.82    $   0.90   $   0.78  $   0.90  $   0.82  $  0.83

Monthly Rent              2A20          $   760  $   794   $    728    $    750    $    685   $    685  $    750  $    728  $   721
Unit Area (SF)                            1,000    1,000      1,023         965         876        876     1,023       965      955
Monthly Rent Per Sq. Ft.                $  0.76  $  0.79   $   0.71    $   0.78    $   0.78   $   0.71  $   0.78  $   0.78  $  0.76

Monthly Rent              2B20          $   708  $   769   $    755    $    775    $    760   $    755  $    775  $    760  $   763
Unit Area (SF)                            1,070    1,070      1,043       1,064         947        947     1,064     1,043    1,018
Monthly Rent Per Sq. Ft.                $  0.66  $  0.72   $   0.72    $   0.73    $   0.80   $   0.72  $   0.80  $   0.73  $  0.75

Monthly Rent              3A20          $   862  $   929   $    870    $    975    $    890   $    870  $    975  $    890  $   912
Unit Area (SF)                            1,231    1,231      1,160       1,170       1,100      1,100     1,170     1,160    1,143
Monthly Rent Per Sq. Ft.                $  0.70  $  0.75   $   0.75    $   0.83    $   0.81   $   0.75  $   0.83  $   0.81  $  0.80

Monthly Rent              4A30          $ 1,009  $ 1,049
Unit Area (SF)                            1,600    1,600
Monthly Rent Per Sq. Ft.                $  0.63  $  0.66

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                    Market Rent
                                            Unit Area           -------------------         Monthly           Annual
Unit Type            Number of Units        (Sq. Ft.)           Per Unit     Per SF          Income           Income
----------------------------------------------------------------------------------------------------------------------
  1A10                     13                   810              $  647       $0.80         $  8,411        $  100,932
  2A20                     94                 1,000              $  775       $0.78         $ 72,850        $  874,200
  2B20                     46                 1,070              $  749       $0.70         $ 34,454        $  413,448
  3A20                    143                 1,231              $  896       $0.73         $128,128        $1,537,536
  4A30                     13                 1,600              $1,035       $0.65         $ 13,455        $  161,460
                                                                                            --------        ----------
                                                                              Total         $257,298        $3,087,576
                                                                                            ========        ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR      2000      FISCAL YEAR      2001      FISCAL YEAR      2002
                           -----------------------    -----------------------    ------------------------
                                   ACTUAL                      ACTUAL                     ACTUAL
                           -----------------------    -----------------------    ------------------------
  DESCRIPTION                TOTAL        PER UNIT       TOTAL       PER UNIT       TOTAL       PER UNIT
--------------------------------------------------    -----------------------    ------------------------
Revenues
  Rental Income            $ 2,384,713   $    7,718   $ 2,876,092   $    9,308   $ 2,969,219   $    9,609

  Vacancy                  $    99,415   $      322   $   364,425   $    1,179   $ 1,439,074   $    4,657
  Credit Loss/Concessions  $    28,811   $       93   $    19,937   $       65   $     4,443   $       14
                           ------------------------------------------------------------------------------
    Subtotal               $   128,226   $      415   $   384,362   $    1,244   $ 1,443,517   $    4,672

  Laundry Income           $       503   $        2   $       503   $        2   $     2,887   $        9
  Garage Revenue           $         0   $        0   $         0   $        0   $         0   $        0
  Other Misc. Revenue      $    81,719   $      264   $    84,879   $      275   $   119,583   $      387
                           ------------------------------------------------------------------------------
    Subtotal Other Income  $    82,222   $      266   $    85,382   $      276   $   122,470   $      396
                           ------------------------------------------------------------------------------

Effective Gross Income     $ 2,338,709   $    7,569   $ 2,577,112   $    8,340   $ 1,648,172   $    5,334

Operating Expenses
  Taxes                    $   214,457   $      694   $   220,604   $      714   $   242,662   $      785
  Insurance                $    47,109   $      152   $    58,439   $      189   $    80,573   $      261
  Utilities                $   245,856   $      796   $   292,101   $      945   $   205,889   $      666
  Repair & Maintenance     $   112,461   $      364   $   123,913   $      401   $    92,082   $      298
  Cleaning                 $         0   $        0   $         0   $        0   $         0   $        0
  Landscaping              $    39,059   $      126   $    47,540   $      154   $    46,235   $      150
  Security                 $    39,459   $      128   $    47,248   $      153   $    48,998   $      159
  Marketing & Leasing      $    26,652   $       86   $    29,679   $       96   $    49,957   $      162
  General Administrative   $   229,394   $      742   $   366,624   $    1,186   $   229,231   $      742
  Management               $   120,355   $      389   $   130,478   $      422   $    81,831   $      265
  Miscellaneous            $         0   $        0   $         0   $        0   $         0   $        0
                           ------------------------------------------------------------------------------

Total Operating Expenses   $ 1,074,802   $    3,478   $ 1,316,626   $    4,261   $ 1,077,458   $    3,487

  Reserves                 $         0   $        0   $         0   $        0   $         0   $        0
                           ------------------------------------------------------------------------------

Net Income                 $ 1,263,907   $    4,090   $ 1,260,486   $    4,079   $   570,714   $    1,847

                           FISCAL YEAR      2003      ANNUALIZED      2003
                           -----------------------    -----------------------             AAA PROJECTION
                               MANAGEMENT BUDGET           PROJECTION
                           -----------------------    ----------------------    ----------------------------------
    DESCRIPTION              TOTAL        PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT         %
--------------------------------------------------    ----------------------    ----------------------------------
Revenues
  Rental Income            $ 3,004,532   $    9,723   $2,974,160   $    9,625   $3,087,576   $    9,992     100.0%

  Vacancy                  $   233,039   $      754   $  409,508   $    1,325   $  277,882   $      899       9.0%
  Credit Loss/Concessions  $    20,400   $       66   $   75,076   $      243   $   30,876   $      100       1.0%
                           --------------------------------------------------------------------------------------
    Subtotal               $   253,439   $      820   $  484,584   $    1,568   $  308,758   $      999      10.0%

  Laundry Income           $    11,148   $       36   $    2,260   $        7   $    3,090   $       10       0.1%
  Garage Revenue           $         0   $        0   $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue      $    88,320   $      286   $  175,268   $      567   $   84,975   $      275       2.8%
                           --------------------------------------------------------------------------------------
    Subtotal Other Income  $    99,468   $      322   $  177,528   $      575   $   88,065   $      285       2.9%
                           --------------------------------------------------------------------------------------

Effective Gross Income     $ 2,850,561   $    9,225   $2,667,104   $    8,631   $2,866,883   $    9,278     100.0%

Operating Expenses
  Taxes                    $   200,285   $      648   $  200,844   $      650   $  216,300   $      700       7.5%
  Insurance                $    92,557   $      300   $   92,004   $      298   $   92,700   $      300       3.2%
  Utilities                $   270,000   $      874   $  184,380   $      597   $  270,375   $      875       9.4%
  Repair & Maintenance     $    71,100   $      230   $   98,256   $      318   $   92,700   $      300       3.2%
  Cleaning                 $         0   $        0   $        0   $        0   $        0   $        0       0.0%
  Landscaping              $   144,000   $      466   $   32,068   $      104   $   46,350   $      150       1.6%
  Security                 $         0   $        0   $   64,156   $      208   $   61,800   $      200       2.2%
  Marketing & Leasing      $    42,000   $      136   $   65,552   $      212   $   46,350   $      150       1.6%
  General Administrative   $   280,134   $      907   $  328,088   $    1,062   $  309,000   $    1,000      10.8%
  Management               $   165,832   $      537   $  133,600   $      432   $  114,675   $      371       4.0%
  Miscellaneous            $         0   $        0   $        0   $        0   $        0   $        0       0.0%
                           --------------------------------------------------------------------------------------
Total Operating Expenses   $ 1,265,908   $    4,097   $1,198,948   $    3,880   $1,250,250   $    4,046      43.6%

  Reserves                 $         0   $        0   $        0   $        0   $  108,150   $      350       8.7%
                           --------------------------------------------------------------------------------------
Net Income                 $ 1,584,653   $    5,128   $1,468,156   $    4,751   $1,508,483   $    4,882      52.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $350 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $350 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
            --------------------------------------------------
                   GOING-IN                     TERMINAL
            --------------------------------------------------
              LOW           HIGH             LOW         HIGH
--------------------------------------------------------------
RANGE       6.00%          10.00%           7.00%       10.00%
AVERAGE              8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS


                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE    OCCUP.     PRICE/UNIT       OAR
----------------------------------------------------------------
   I-1              Sep-00      N/A         $33,000       11.19%
   I-2              Sep-01      N/A         $53,302        0.00%
   I-3              Sep-01      N/A         $36,250       14.00%
   I-4              May-01      N/A         $34,000        9.00%
   I-5              Jan-00        0%                       N/A
                                              High        14.00%
                                               Low         0.00%
                                           Average         8.55%

Based on this information, we have concluded the subject's overall capitalization rate should be 11.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $13,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

approximately 34% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                               PARKTOWN TOWNHOUSES

              YEAR                       APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
          FISCAL YEAR                       1              2            3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $3,087,576    $3,087,576    $3,087,576    $3,149,328    $3,243,807    $3,341,122

  Vacancy                               $  277,882    $  277,882    $  277,882    $  283,439    $  291,943    $  300,701
  Credit Loss                           $   30,876    $   30,876    $   30,876    $   31,493    $   32,438    $   33,411
  Concessions                           $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
    Subtotal                            $  308,758    $  308,758    $  308,758    $  314,933    $  324,381    $  334,112

  Laundry Income                        $    3,090    $    3,090    $    3,090    $    3,152    $    3,246    $    3,344
  Garage Revenue                        $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                   $   84,975    $   84,975    $   84,975    $   86,675    $   89,275    $   91,953
                                        --------------------------------------------------------------------------------
      Subtotal Other Income             $   88,065    $   88,065    $   88,065    $   89,826    $   92,521    $   95,297
                                        --------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                  $2,866,883    $2,866,883    $2,866,883    $2,924,221    $3,011,948    $3,102,306

OPERATING EXPENSES:
  Taxes                                 $  216,300    $  222,789    $  229,473    $  236,357    $  243,448    $  250,751
  Insurance                             $   92,700    $   95,481    $   98,345    $  101,296    $  104,335    $  107,465
  Utilities                             $  270,375    $  278,486    $  286,841    $  295,446    $  304,309    $  313,439
  Repair & Maintenance                  $   92,700    $   95,481    $   98,345    $  101,296    $  104,335    $  107,465
  Cleaning                              $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                           $   46,350    $   47,741    $   49,173    $   50,648    $   52,167    $   53,732
  Security                              $   61,800    $   63,654    $   65,564    $   67,531    $   69,556    $   71,643
  Marketing & Leasing                   $   46,350    $   47,741    $   49,173    $   50,648    $   52,167    $   53,732
  General Administrative                $  309,000    $  318,270    $  327,818    $  337,653    $  347,782    $  358,216
  Management                            $  114,675    $  114,675    $  114,675    $  116,969    $  120,478    $  124,092
  Miscellaneous                         $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                $1,250,250    $1,284,318    $1,319,407    $1,357,842    $1,398,578    $1,440,535

  Reserves                              $  108,150    $  111,395    $  114,736    $  118,178    $  121,724    $  125,375
                                        --------------------------------------------------------------------------------

NET OPERATING INCOME                    $1,508,483    $1,471,171    $1,432,740    $1,448,200    $1,491,646    $1,536,396

  Operating Expense Ratio (% of EGI)          43.6%         44.8%         46.0%         46.4%         46.4%         46.4%
  Operating Expense Per Unit            $    4,046    $    4,156    $    4,270    $    4,394    $    4,526    $    4,662

              YEAR                       APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
          FISCAL YEAR                       7             8             9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $3,441,355    $3,544,596    $3,650,934    $3,760,462    $3,873,276

  Vacancy                               $  309,722    $  319,014    $  328,584    $  338,442    $  348,595
  Credit Loss                           $   34,414    $   35,446    $   36,509    $   37,605    $   38,733
  Concessions                           $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
    Subtotal                            $  344,136    $  354,460    $  365,093    $  376,046    $  387,328

  Laundry Income                        $    3,444    $    3,547    $    3,654    $    3,763    $    3,876
  Garage Revenue                        $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                   $   94,712    $   97,553    $  100,480    $  103,494    $  106,599
                                        ------------------------------------------------------------------
      Subtotal Other Income             $   98,156    $  101,100    $  104,133    $  107,257    $  110,475
                                        ------------------------------------------------------------------

EFFECTIVE GROSS INCOME                  $3,195,375    $3,291,237    $3,389,974    $3,491,673    $3,596,423

OPERATING EXPENSES:
  Taxes                                 $  258,274    $  266,022    $  274,002    $  282,222    $  290,689
  Insurance                             $  110,689    $  114,009    $  117,430    $  120,952    $  124,581
  Utilities                             $  322,842    $  332,527    $  342,503    $  352,778    $  363,361
  Repair & Maintenance                  $  110,689    $  114,009    $  117,430    $  120,952    $  124,581
  Cleaning                              $        0    $        0    $        0    $        0    $        0
  Landscaping                           $   55,344    $   57,005    $   58,715    $   60,476    $   62,291
  Security                              $   73,792    $   76,006    $   78,286    $   80,635    $   83,054
  Marketing & Leasing                   $   55,344    $   57,005    $   58,715    $   60,476    $   62,291
  General Administrative                $  368,962    $  380,031    $  391,432    $  403,175    $  415,270
  Management                            $  127,815    $  131,649    $  135,599    $  139,667    $  143,857
  Miscellaneous                         $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------

TOTAL OPERATING EXPENSES                $1,483,751    $1,528,263    $1,574,111    $1,621,335    $1,669,975

  Reserves                              $  129,137    $  133,011    $  137,001    $  141,111    $  145,345
                                        ------------------------------------------------------------------

NET OPERATING INCOME                    $1,582,488    $1,629,962    $1,678,861    $1,729,227    $1,781,104

  Operating Expense Ratio (% of EGI)          46.4%         46.4%         46.4%         46.4%         46.4%
  Operating Expense Per Unit            $    4,802    $    4,946    $    5,094    $    5,247    $    5,404

Estimated Stabilized NOI   $1,508,483   Sales Expense Rate    3.00%
Months to Stabilized                1   Discount Rate        12.50%
Stabilized Occupancy             91.0%  Terminal Cap Rate    11.50%

Gross Residual Sale Price   $15,487,859   Deferred Maintenance        $         0
  Less: Sales Expense       $   464,636   Add: Excess Land            $         0
                            -----------
Net Residual Sale Price     $15,023,223   Other Adjustments           $         0
                                                                      -----------
PV of Reversion             $ 4,626,344   Value Indicated By "DCF"    $13,556,408
Add: NPV of NOI             $ 8,930,064                      Rounded  $13,600,000
                            -----------
PV Total                    $13,556,408

                          "DCF" VALUE SENSITIVITY TABLE

                                                               DISCOUNT RATE
                          -----------------------------------------------------------------------------------
TOTAL VALUE                           12.00%         12.25%         12.50%          12.75%          13.00%
------------------------------------------------------------------------------------------------------------
                         11.00%    $14,189,906    $13,976,052    $13,766,696     $13,561,727     $13,361,038
                         11.25%    $14,077,530    $13,866,154    $13,659,215     $13,456,606     $13,258,219
                         11.50%    $13,970,039    $13,761,033    $13,556,408     $13,356,055     $13,159,871
TERMINAL CAP RATE        11.75%    $13,867,123    $13,660,386    $13,457,975     $13,259,783     $13,065,708
                         12.00%    $13,768,494    $13,563,932    $13,363,643     $13,167,523     $12,975,468

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized a the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 11.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                              PARKTOWN TOWNHOUSES

                                                   TOTAL      PER SQ. FT.      PER UNIT        %OF EGI
------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                   $ 3,087,576    $    8.81     $     9,992

    Less: Vacancy & Collection Loss    10.00%   $   308,758    $    0.88     $       999

    Plus: Other Income
      Laundry Income                            $     3,090    $    0.01     $        10        0.11%
      Garage Revenue                            $         0    $    0.00     $         0        0.00%
      Other Misc. Revenue                       $    84,975    $    0.24     $       275        2.96%
                                                -----------------------------------------------------
          Subtotal Other Income                 $    88,065    $    0.25     $       285        3.07%

EFFECTIVE GROSS INCOME                          $ 2,866,883    $    8.18     $     9,278

OPERATING EXPENSES:
    Taxes                                       $   216,300    $    0.62     $       700        7.54%
    Insurance                                   $    92,700    $    0.26     $       300        3.23%
    Utilities                                   $   270,375    $    0.77     $       875        9.43%
    Repair & Maintenance                        $    92,700    $    0.26     $       300        3.23%
    Cleaning                                    $         0    $    0.00     $         0        0.00%
    Landscaping                                 $    46,350    $    0.13     $       150        1.62%
    Security                                    $    61,800    $    0.18     $       200        2.16%
    Marketing & Leasing                         $    46,350    $    0.13     $       150        1.62%
    General Administrative                      $   309,000    $    0.88     $     1,000       10.78%
    Management                          4.00%   $   114,675    $    0.33     $       371        4.00%
    Miscellaneous                               $         0    $    0.00     $         0        0.00%

TOTAL OPERATING EXPENSES                        $ 1,250,250    $    3.57     $     4,046       43.61%

    Reserves                                    $   108,150    $    0.31     $       350        3.77%

                                                -----------------------------------------------------
NET OPERATING INCOME                            $ 1,508,483    $    4.30     $     4,882       52.62%

    "GOING IN" CAPITALIZATION RATE                    11.00%

    VALUE INDICATION                            $13,713,482    $   39.12     $    44,380

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)        $13,713,482

                                ROUNDED         $13,700,000    $   39.08     $    44,337

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

              DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
 10.25%        $14,716,908       $14,700,000       $47,573        $41.93
 10.50%        $14,366,505       $14,400,000       $46,602        $41.07
 10.75%        $14,032,401       $14,000,000       $45,307        $39.93
 11.00%        $13,713,482       $13,700,000       $44,337        $39.08
 11.25%        $13,408,738       $13,400,000       $43,366        $38.22
 11.50%        $13,117,244       $13,100,000       $42,395        $37.37
 11.75%        $12,838,154       $12,800,000       $41,424        $36.51

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $13,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $13,600,000
Direct Capitalization Method                           $13,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $13,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                            Not Utilized
Sales Comparison Approach                                $13,200,000
Income Approach                                          $13,600,000
Reconciled Value                                         $13,700,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Income Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                   $13,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - PHASE I PICTURE]                    [EXTERIOR - PHASE I PICTURE]

[EXTERIOR - PHASE II PICTURE]                   [MAINTENANCE SHED PICTURE]

[PHASE I PLAYGROUND AREA PICTURE]               [SUBJECT POOL PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                               SUBJECT PHOTOGRAPHS

[TYPICAL KITCHEN - PHASE I PICTURE]         [UPDATED KITCHEN - PHASE II PICTURE]

[TYPICAL UPDATED RESTROOM PICTURE]          [TYPICAL LIVING ROOM PICTURE]

[TYPICAL LIVING ROOM PHASE I PICTURE]       [TYPICAL BEDROOM PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                 COMPARABLE I-2                  COMPARABLE I-3

SOUTHPOINT APARTMENTS      THE LEEWARD/WINDWARD APARTMENTS        OAK RUN MANOR
 12801 Roydon Drive        600 E Medical Center Boulevard        4100 Vista Road
   Houston, Texas                  Webster, Texas                Pasadena, Texas

     [PICTURE]                       [PICTURE]                      [PICTURE]

      COMPARABLE I-4

CHAUTEAUX DIJON APARTMENTS
   16201 El Camino Real
     Houston, Texas                     N/A

      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
    DESCRIPTION                                       SUBJECT                                        R - 1
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Parktown Townhouses                              San Augustine Apartments and Townhomes
  Management Company               AIMCO                                            West Plaza
LOCATION:
  Address                          500 West Pasadena Boulevard                      1516 S.E. Beltway 8
  City, State                      Deer Park, Texas                                 Pasadena, Texas
  County                           Harris                                           Harris
  Proximity to Subject                                                              1 mile west
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           350,583                                          171,987
  Year Built                       1969                                             1979-1983
  Effective Age                    34                                               23
  Building Structure Type          Brick, siding                                    Brick
  Parking Type (Gr., Cov., etc.)   Open                                             Open
  Number of Units                  309                                              222
  Unit Mix:                            Type       Unit       Qty.      Mo. Rent            Type         Unit      Qty.       Mo.
                                   1   1A10         810       13       $  631               A            621                $480
                                   2   2A20       1,000       94       $  760               A            608                $490
                                   3   2B20       1,070       46       $  708       1       B            690                $540
                                   4   3A20       1,231      143       $  862               C            800                $610
                                   5   4A30       1,600       13       $1,009               C            962                $680
                                                                                            D          1,278                $780
                                                                                            E            900                $660
                                                                                    2       F            940                $680
                                                                                    3       G            980                $735
                                                                                    2       H          1,105                $775
                                                                                    4       I          1,160                $870
                                                                                    3       H          1,105                $775

  Average Unit Size (SF)           1,135                                            UNK
  Unit Breakdown:                    Efficiency    0%     2-Bedroom    45%            Efficiency              2-Bedroom
                                     1-Bedroom     4%     3-Bedroom    46%            1-Bedroom               3-Bedroom
CONDITION:                         Average                                          Average
APPEAL:                            Average                                          Average
AMENITIES:
  Unit Amenities                         Attach. Garage        Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                         Balcony           X   W/D Connect.               Balcony            X   W/D Connect.
                                         Fireplace         X   Fenced Patios          X   Fireplace              Fenced Patios
                                     X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                  X   Swimming Pool                                X   Swimming Pool
                                         Spa/Jacuzzi           Car Wash                   Spa/Jacuzzi            Car Wash
                                         Basketball Court      BBQ Equipment              Basketball Court       BBQ Equipment
                                         Volleyball Court      Theater Room               Volleyball Court       Theater Room
                                     X   Sand Volley Ball      Meeting Hall           X   Sand Volley Ball       Meeting Hall
                                         Tennis Court          Secured Parking        X   Tennis Court       X   Secured Parking
                                         Racquet Ball          Laundry Room               Racquet Ball           Laundry Room
                                         Jogging Track         Business Office            Jogging Track          Business Office
                                         Gym Room          X   Playground                 Gym Room               Playground

OCCUPANCY:                         93%                                              97%
LEASING DATA:
  Available Leasing Terms          3 months with approval, 4 through 12 months      6 and 12 months
  Concessions                      $99 deposit, $0 admin fee, $25 application fee   $50 deposit
  Pet Deposit                      $300 with $150 non-refundable                    $200 non-refundable
  Utilities Paid by Tenant:          X   Electric              Natural Gas            X   Electric               Natural Gas
                                     X   Water             X   Trash                      Water                  Trash
  Confirmation                     Sarah Ward / Toka Mercado                        On site leasing agent
  Telephone Number                 281,479,1561                                     713,472,0300
NOTES:

Comparison to Subject:                                                              Slightly Superior

                                                    COMPARABLE                                         COMPARABLE
    DESCRIPTION                                        R - 2                                              R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Sandstone Apartments                               Willow Springs Apartments
  Management Company               Venterra                                           Charter Realty
LOCATION:
  Address                          4201 Fairmont Parkway                              3402 Preston
  City, State                      Pasadena, Texas                                    Pasadena, Texas
  County                           Harris                                             Harris
  Proximity to Subject             3 miles south                                      5 miles southwest
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           531,435                                            191,808
  Year Built                       1979                                               1983
  Effective Age                    24                                                 10
  Building Structure Type          Brick, siding                                      Brick
  Parking Type (Gr., Cov., etc.)   Open                                               Open
  Number of Units                  696                                                252
  Unit Mix:                               Type        Unit       Qty.       Mo.              Type      Unit       Qty.         Mo.
                                   1       B4          683        72       $560       1       A         604        48         $545
                                   2       E5          965        32       $750               B         644        80         $565
                                   3       F1        1,064        15       $775               C         756        32         $665
                                   4       G1        1,170        14       $975       2       D         876        52         $685
                                                                                      3       E         947        16         $760
                                                                                      4       F       1,100        24         $890

  Average Unit Size (SF)           764                                                761
  Unit Breakdown:                    Efficiency        0%    2-Bedroom      48%         Efficiency       0%     2-Bedroom      52%
                                     1-Bedroom        50%    3-Bedroom       2%         1-Bedroom       38%     3-Bedroom      10%
CONDITION:                         Slightly Superior                                  Good
APPEAL:                            Average                                            Good
AMENITIES:
  Unit Amenities                         Attach. Garage         Vaulted Ceiling             Attach. Garage         Vaulted Ceiling
                                     X   Balcony            X   W/D Connect.            X   Balcony            X   W/D Connect.
                                     X   Fireplace              Fenced Patios           X   Fireplace              Fenced Patios
                                     X   Cable TV Ready                                 X   Cable TV Ready
  Project Amenities                  X   Swimming Pool                                  X   Swimming Pool
                                         Spa/Jacuzzi            Car Wash                X   Spa/Jacuzzi            Car Wash
                                         Basketball Court       BBQ Equipment               Basketball Court       BBQ Equipment
                                         Volleyball Court       Theater Room                Volleyball Court       Theater Room
                                         Sand Volley Ball       Meeting Hall                Sand Volley Ball       Meeting Hall
                                     X   Tennis Court       X   Secured Parking         X   Tennis Court           Secured Parking
                                         Racquet Ball       X   Laundry Room                Racquet Ball       X   Laundry Room
                                         Jogging Track          Business Office             Jogging Track          Business Office
                                     X   Gym Room               Playground              X   Gym Room           X   Playground

OCCUPANCY:                         95%                                                93%
LEASING DATA:
  Available Leasing Terms          6, 12, and 18 months                               6 or 12 month
  Concessions                      $100 off 1st month for 1 bedroom units             $200 off 1st full month
  Pet Deposit                      $450 with $150 non-refundabe                       $400
  Utilities Paid by Tenant:          X   Electric               Natural Gas             X   Electric               Natural Gas
                                     X   Water                  Trash                   X   Water                  Trash
  Confirmation                     On site leasing agent                              On site leasing agent
  Telephone Number                 281,487,2901                                       713,947,2520
NOTES:                             This Property was remodeled in 1991.

Comparison to Subject:             Superior                                           Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1           COMPARABLE R-2              COMPARABLE R-3

SAN AUGUSTINE APARTMENTS   SANDSTONE APARTMENTS      WILLOW SPRINGS APARTMENTS
     AND TOWNHOMES        4201 Fairmont Parkway            3402 Preston
  1516 S.E. Beltway 8        Pasadena, Texas              Pasadena, Texas
    Pasadena, Texas
                                [PICTURE]                    [PICTURE]
       [PICTURE]
                                   N/A
          N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 page)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Tiffany B. Roberts provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                               -s- Frank Fehribach
                                              --------------------
                                              Frank Fehribach, MAI
                                      Managing Principal, Real Estate Group
                                    Texas State Certified General Real Estate
                                            Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 pages)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                    Master of Science - Real Estate
                  University of Dallas
                    Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS      Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                    State Certified General Appraiser, #CG1387N
                  State of Colorado
                    Certified General Appraiser, #CG40000445
                  State of Georgia
                    Certified General Real Property Appraiser, #218487
                  State of Michigan
                    Certified General Appraiser, #1201008081
                  State of Texas
                    Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                    State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                   Commercial Investment Member (CCIM) designation
PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                                -authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                  No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PARKTOWN TOWNHOUSES, DEER PARK, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.